Exhibit 99.2

ZARLINK SEMICONDUCTOR INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CANADIAN SUPPLEMENT

             (in millions of U.S. dollars, except per share amounts,
                        and in accordance with CDN GAAP)

The following Management's Discussion and Analysis of Financial Condition and Results of Operations - Canadian Supplement ("Canadian Supplement") should be read in conjunction with Zarlink's Management's Discussion and Analysis of Financial Condition and Results of Operations included in Item 2 of this Quarterly Report. The Canadian Supplement should also be read in conjunction with the unaudited consolidated financial statements and notes thereto prepared in accordance with U.S. GAAP (included in Item 1 of this Quarterly Report), the unaudited consolidated financial statements and notes thereto prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") (included in Exhibit 99.1) and the audited consolidated financial statements and notes thereto included in the Company's Annual Information Form for the fiscal year ended March 29, 2002.

Certain statements in this Canadian Supplement constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Zarlink, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include the following: general economic and business conditions; demographic changes; import protection and regulation; rapid technology development and changes;
timing of product introductions; the mix of products/services; industry competition, industry capacity and other industry trends; and the ability of Zarlink to attract and retain key employees. The Canadian Supplement has been prepared by management to provide an analysis of the material differences between Canadian GAAP and U.S. GAAP with respect to Zarlink's financial condition and results of operations.

RESULTS OF OPERATIONS

                                                                          Three Months Ended                  Six Months Ended
                                                                     ----------------------------        ---------------------------
(millions of U.S. dollars)                                            Sept. 27,        Sept. 28,          Sept. 27,        Sept. 28,
                                                                        2002             2001                2002             2001
                                                                     ----------       -----------        -----------       ---------
Loss from operations before
income taxes - U.S. GAAP                                               $(11.3)           $(19.2)           $(19.7)           $(82.9)
                                                                       ======            ======            ======            ======
Loss from operations before
income taxes - CDN GAAP
                                                                       $(12.1)           $(21.4)           $(23.3)           $(96.5)
                                                                       ======            ======            ======            ======
Net loss for the period - U.S. GAAP                                    $(11.9)           $(19.7)           $(20.6)           $(80.2)
                                                                       ======            ======            ======            ======
Net loss for the period - CDN GAAP                                     $(13.2)           $(21.0)           $(24.6)           $(94.6)
                                                                       ======            ======            ======            ======
Net loss per common share - U.S. GAAP                                  $(0.10)           $(0.16)           $(0.17)           $(0.65)
                                                                       ======            ======            ======            ======
Net loss per common share - CDN GAAP                                   $(0.11)           $(0.17)           $(0.20)           $(0.76)
                                                                       ======            ======            ======            ======

The difference in loss from operations between U.S. and Canadian GAAP was principally due to differences in treatment with respect to stock compensation expense and fair value methods used when recording an impairment charge for long-lived and intangible assets.

In the second quarter of Fiscal 2003 there was $nil stock compensation expense recorded in the Company's earnings under Canadian GAAP, as compared to a stock compensation expense of $0.2 recorded under U.S. GAAP in the quarter. As a result, the loss from operations and net loss under Canadian GAAP as compared to U.S. GAAP was lower by $0.2 in the three months ended September 27, 2002. Prior to Fiscal 2003, stock compensation expense was not recorded in the Company's earnings under Canadian GAAP. As a result, the loss from operations and net loss under Canadian GAAP as compared to U.S. GAAP was reduced by $2.4 in the three months ended September 28, 2001. In the first six months of Fiscal 2003 there was $nil stock compensation expense recorded in the Company's earnings under Canadian GAAP, as compared to a stock compensation recovery of $1.4 recorded under U.S. GAAP in the same period. As a result, the loss from operations and net loss under Canadian GAAP as compared to U.S. GAAP was higher by $1.4 in the six months ended September 27, 2002. Prior to Fiscal 2003, stock compensation expense was not recorded in the Company's earnings under Canadian GAAP. As a result, the loss from operations and net loss under Canadian GAAP as compared to U.S. GAAP was reduced by $6.3 in the six months ended September 28, 2001.


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

The Canadian GAAP loss from operations was higher than the corresponding U.S. GAAP amounts due to differences in the net book values of certain tangible and intangible assets resulting from different methods used to determine fair values resulting from their impairment. The different net book values of tangible and intangible assets resulted in a higher depreciation and amortization expense under Canadian GAAP by $1.1 for the three months ended September 27, 2002 (three months ended September 28, 2001 - higher by $4.9). For the first six months of the year, the different net book values of tangible and intangible assets resulted in a higher depreciation and amortization expense under Canadian GAAP by $2.1 (six months ended September 28, 2001 - higher by $15.9).

Differences also arose between U.S. and Canadian GAAP earnings in the first six months of Fiscal 2002 due to foreign exchange translation differences between U.S. and Canadian GAAP. As a result of the Company's change in reporting currency to U.S. dollars in Fiscal 2002, historical results were restated in accordance with U.S. and Canadian GAAP. Under U.S. GAAP, the restatement of the Company's results was calculated using the average rates for each respective period. Under Canadian GAAP, a translation of convenience is permitted whereby all historical results are converted using the rate at the time of the last published financial statements prior to adopting the new reporting currency. Accordingly, the exchange rates used by the Company were as at September 28, 2001. As a result of the different methods of translation, Canadian GAAP earnings were higher by $0.5 for the three months ended September 28, 2001, and higher by $1.9 for the six months ended September 28, 2001.

Under Canadian GAAP, unrealized gains and losses on forward contracts identified as hedges may be deferred as long as there is reasonable assurance that the hedge will be effective. Under U.S. GAAP, deferral is allowed for contracts meeting the requirements for cash flow hedging under FAS 133. Prior to the adoption of FAS 133, deferral was allowed only on contracts intended to hedge identifiable firm commitments. The difference in accounting resulted in lower Canadian GAAP operating income by $0.4 for the three months ended September 27, 2002 (three months ended September 28, 2001 - higher by $0.7). For the first six months of Fiscal 2003, the difference in accounting resulted in lower Canadian GAAP operating income by $0.5 (six months ended September 28, 2001 - lower by $5.6).

Differences may also arise between Canadian and U.S. GAAP where income tax expense is calculated using substantively enacted income tax rates. Under U.S. GAAP, income tax expense is calculated using only enacted tax rates. For the three months ended September 27, 2002 and September 28, 2001, there was no difference in income tax expense between Canadian and U.S. GAAP. During the first six months of Fiscal 2003, there was no difference in income tax expense between Canadian and U.S. GAAP, and for the first six months of Fiscal 2002, the Canadian income tax recovery was lower by $1.1.

Under Canadian GAAP, capital taxes and investment tax credits are included in operating income. Under U.S. GAAP, capital taxes and investment tax credits are included in income tax expense. As a result of these differences in presentation under Canadian GAAP, Zarlink's operating loss was lower, and income tax expense was higher by $0.5 in the three months ended September 27, 2002 and for the three months ended September 28, 2001, the Canadian GAAP operating loss was higher, and income tax recovery was higher by $0.9. For the first half of Fiscal 2003, Zarlink's Canadian GAAP operating loss was lower, and income tax expense was higher by $0.4 and for the first half of Fiscal 2002, the Canadian GAAP operating loss was higher, and income tax recovery was higher by $0.3.


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